Exhibit 10.26

FARMOUT AGREEMENT

HELETZ-KOKHAV LICENSE

By and Among

AVENUE GROUP INC

And

AVENUE ENERGY ISRAEL LTD

And

TOMCO ENERGY PLC

And

LUTON - KENNEDY LTD

V.1.03(E)

TABLE OF CONTENTS

ARTICLE 1  DEFINITIONS

4

ARTICLE 2  ASSIGNMENT OF INTEREST

6

ARTICLE 3  CLOSING

8

ARTICLE 4  CONSIDERATION

10

ARTICLE 5  OBLIGATIONS UNDER LICENSE AND JOA

14

ARTICLE 6  UNDERTAKING OF THE PARTIES

14

ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

15

ARTICLE 8  AREA OF MUTUAL INTEREST

19

ARTICLE 9  TAXATION

19

ARTICLE 10  CONFIDENTIALITY AND NON-CIRCUMVENTION

20

ARTICLE 11  ASSIGNEMNTS

21

ARTICLE 12  NOTICES

23

ARTICLE 13  LAW AND DISPUTE RESOLUTION

25

ARTICLE 14  FORCE MAJEURE

26

ARTICLE 16  GENERAL PROVISIONS

27

EXHIBITS

A-1.

HELETZ LICENSE

A-2      IRIS LICENSE

B.

LICENSE AREAS

C.

WORK PROGRAM

D-1.

JOINT OPERATING AGREEMENT HELETZ LICENSE

D-2      JOINT OPERATING AGREEMENT IRIS LICENSE

E.

ASSIGNMENTS

F. DOCUMENT LIST G. PREVIOUS EXPENDITURES AND EXISTING FACILITIES.

ii

H. AREA OF MUTUAL INTEREST MAP I. LIST OF APPROVED PETROLEUM ENGINEERING FIRMS J. WIRE TRANSFER INSTRUCTIONS

iii

FARMOUT AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of April, 2008  by and among Avenue Group, Inc, a company existing under the laws of the State of Delaware, USA (“Avenue”) and Avenue Energy Israel, Ltd (“AEI”) a company existing under the laws of  the State of Israel and being a wholly owned subsidiary of Avenue  (hereinafter both sometimes referred to as “Farmor”) and TomCo Energy PLC (“TomCo”)  a company existing under the laws of the Isle of Man and Luton-Kennedy Ltd (“Luton”) a company existing under the laws of the State of Israel and being a wholly owned subsidiary of TomCo (hereinafter sometimes both  referred to as “Farmee”).  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Heletz-Kokhav License (“Heletz License”) covering an area of approximately 229,600 dunams was awarded to Avenue Energy Israel, Ltd. on August 27, 2007 by the Israel Petroleum Commission (“IPC”) of the State of Israel, for the exploration, development and production of hydrocarbons in an area known as the Heletz-Kokhav block for a period of 3 years from the issuance of the Heletz License;

WHEREAS, as of the date of this Agreement, AEI holds 100% of the rights and obligations in the Heletz License;

WHEREAS, the Iris License (“Iris License”) covering an area of approximately 36,800 dunams was awarded to AEI and Lapidoth-Heletz LP (“Lapidoth”) on February 14, 2008 by the IPC for the exploration, development and production of hydrocarbons in an area known as the Iris block for a period of three years from the issuance of the Iris License;

WHEREAS, as of the date of this Agreement, AEI holds 50% of the rights and obligations in the Iris License;

WHEREAS, Farmor is willing to assign and transfer an undivided fifty percent (50%) participating interest taken out of its rights and obligations under the Heletz License and an undivided twenty five percent (25%) participating interest taken out of its rights and obligations under the Iris Licence to Farmee in accordance with the terms set forth herein and Farmee wishes to acquire such interests; and

WHEREAS, an Application will be made as quickly as possible following the date of this Agreement  by Farmor and Farmee for the Approval of the Government of the State of Israel to the Assignments of such Participating Interests as contemplated by this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Farmor and Farmee agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below.  Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Licenses or the JOA to be entered into pursuant to this Agreement.

1.1

Agreement means this Farmout Agreement together with the Exhibits, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.2

Application means a formal application in writing by the parties to the Government for Approval.

1.3

Approval means the formal approval in writing by the Government of the Assignment of the Participating Interests transferred hereunder.

1.4

Approval Date means the date on which the Government notifies Farmor and Farmee of its Approval.

1.5

Assignments means either or both of the documents, attached as Exhibit E, by which the interests in the Licenses are  transferred and conveyed to the Farmee by the Farmor   as provided hereunder.

1.6

Block means the areas  covered by the Licenses.

1.7

Closing means the execution of this Agreement and delivery of the items contemplated in Article 3.1.

1.8

Closing Date means the actual date of Closing.

1.9

Consideration means the payments by TomCo of cash and shares as set forth in Article 4.1(C) and (D)

1.10

Documents means the Licenses, the Applications, the JOA, and the agreements listed in the attached Exhibit F.

1.11

Effective Date means the date set out in Article 2.5.

1.12

Government means the government of the State of Israel and any political subdivision, agency or instrumentality thereof.

1.13

Interim Period means the period commencing from the date of the execution of this Agreement until the Approval.

1.14

JOA means the Joint Operating Agreements attached as Exhibit  D.

1.15

Lapidoth means Lapidoth Oil Prospectors, Ltd, an Israeli corporation.

1.16

Lapidoth Service Agreement means the services agreement dated December 27,2007 and made between Lapidoth and the Farmor.

1.17

Laws/Regulations means those laws, statutes, rules and regulations governing activities under the License.

1.18

Licenses mean the Heletz License and/or the Iris License (attached as Exhibits A-1 and A-2) and any extension, renewal or amendment thereto or any conversion thereof into a Production Lease or any license issued in exchange for, in replacement of or in substitution for either.

1.19

License Area means the area or blocks more particularly described in the map and set of coordinates  attached Exhibit B.

1.20

Natural Resources Licensing Administration or NRLA means that branch of the Israeli Ministry of Natural Infrastructures which is responsible for approving the Assignments.

1.21

Operator  means the entity designated to conduct operations in the License Area in accordance with the terms of the JOA.

1.22

Participating Interest

  means as to any party to the License, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the License.

1.23

Preferential Rights  means a right held by any third party under the terms of the License, JOA, Documents or under applicable law rule or regulation to pre-empt the transaction contemplated by this Agreement or affect its terms in any way.

1.24

Production Lease means a 30 years oil production lease granted by the Government.

1.25

Work Program means the description of work attached hereto as Exhibit C.

ARTICLE 2
ASSIGNMENT OF INTEREST

2.1

Grant

  Subject to the satisfaction of the terms and conditions required of the Farmor, as set out in Article 3 herein, and in exchange for the Consideration as set out in Article 4 herein, Farmor shall assign and transfer to Farmee, and Farmee agrees to accept, a 50% Participating Interest in the Heletz License and a 25% Participating Interest in the Iris License and the Parties shall execute and deliver the Assignments and any other documents necessary to perfect the said Assignments.   In the event Farmee does not fulfill all or part of the earning obligations of Article 4, Farmee shall immediately upon notice sent by Farmor, reassign all or that portion of the interest not earned, and Farmee shall take all steps and sign all documents necessary to carry out the reassignment to Farmor.  In this event, Farmee authorizes Avenue Group, Inc. to make such application for reassignment on its behalf if necessary.

2.2

Approval

An application for Approval shall be made by Israeli counsel for AEI to the NRLA within 10 days of the date hereof.  Such application is to be completed in consultation with Israeli counsel for Luton and is subject to the advice of Luton’s legal and professional advisors.

2.3

Joint Operating Agreement

Contemporaneously with the execution and delivery of the Assignment the Parties agree to execute the appropriate documentation to become parties to the Joint Operating Agreements attached as Exhibit D-1 and D-2.

2.4

Binding Effect

Farmor and Farmee shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement.

2.5

Ownership

After the Assignment of the full interest to be earned as contemplated under this Article 2, the Participating Interests in the Licenses shall be as set out below subject however to adjustment downward if Farmee does not earn its full interest:

	Heletz License	Iris License
AEI:	50%	25%
Luton	50%	25%
Lapidoth	0%	50%
Total:	100%	100%

The Parties acknowledge that the Heletz and Iris Licenses are each  burdened by two overriding royalties granted to unrelated parties and aggregating 7% in their entirety for each License  and that the Government of the State of Israel has reserved a 12.5 % royalty in each of the Licenses.  The Parties shall bear their respective share of the royalties in proportion to their Participating interests.

2.6

Effective Date

Notwithstanding the date of this Agreement or the date on which the Assignment is executed, the effective date of this Agreement as between the Parties (hereafter the "Effective Date") shall be deemed to be the first day of the first full month preceding the Closing Date.  By way of example only, if the Closing Date occurs on March 18, 2008, then the Effective Date for payment of either party’s share of production or all other matters shall be deemed to be February 1, 2008. The consideration payable by Farmee reflects this Effective Date.  Farmor and Farmee agree that they shall make whatever adjustments and payments from one to the other to reflect the Assignment as of the Effective Date, notwithstanding any cost recovery allocations, tax deductions or other benefits or payments received from the Government thereafter as a result of the application of the License or any applicable laws of the Government which reflect the Approval Date and not the Effective Date.

ARTICLE 3
CLOSING

3.1

Closing

The assignment and transfer of the Participating Interest by the Farmor to the Farmee as provided in Article 2.1 shall be closed on the date of this Agreement when the following shall take place:-

A.

The Farmor shall deliver to the Farmee the duly executed Assignments.

B.

The Farmor shall deliver to the Farmee a certificate in respect of 50% of the issued and fully diluted share capital of AEI (in case shares in AEI are to be delivered to Farmee as an alternative way of achieving the parties’ intent under Article 3.4)

C.

The Farmee shall deliver to the Farmor the cash consideration stated in Article 4.1(C) and (D) and the share consideration stated in Article 4.1 (C).

3.2

Approval

A.

Within the period of  ten days commencing on the Approval Date (“Notice Period”), either the Farmor or the Farmee (“Notifying Party”) may notify the other (“Notice”) in writing that any conditions imposed by the Government in giving Approval are, in its reasonable opinion, unusual or

onerous to it in which case the parties shall for a period of twenty        days commencing ten days after the date of Approval (“Negotiation Period”) use commercially reasonable efforts to secure the removal or relaxation of such conditions.  In order to maintain momentum necessary to diligently carry out the work program of the License, during this same thirty day period the Parties shall also determine and prepare for implementation if necessary the alternative method of transferring the interest to Farmee referred to in Paragraph 3.4 herein below.

B.

If Approval is not given (which includes the situation where Approval is given to the Assignment of a Participating Interest in one License, but not the other) within three months from the date of this Agreement or if Approval is given but any onerous or unusual condition imposed by the Government have not been removed or relaxed to the reasonable satisfaction of the Notifying Party by the expiry of the Negotiation Period, the Parties shall endeavor to enter into the arrangements contemplated in Paragraph 3.4 herein below.

3.3

Acts to be Performed:

Each party shall use commercially reasonable efforts to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure that Approval is obtained as soon as is reasonably practicable after execution of this Agreement.

3.4

Alternative Way

If the Government has not approved the Assignments to the Farmee within three months from the date of this Agreement, or otherwise imposes conditions for approval of the Assignments in excess of those which are usually imposed in similar circumstances or which approval contains unusual and onerous conditions which either Party is not reasonably willing to accept, then the Parties commit to find and devise a legally permissible alternative way (whether by means of a trust, agency or corporate transaction i.e. where both Licenses are affected,  the transfer to Farmee of 50% of the shares of AEI) to enable the Farmee to enjoy the same interest in the Licenses as would have been acquired by a direct assignment. However, in the event Farmee is not willing to accept any of the alternative ways referred to herein, Farmee shall then upon notice to Farmor given within thirty days from the aforesaid three month period, be entitled to withdraw from this Agreement.   Upon such notice of withdrawal, Farmee shall forfeit any amounts previously advanced to Farmor whether by advance payments, work obligation payments, security deposit payments,  loan arrangements or any other manner of payment.  The Consideration paid by Farmee shall however be returned forthwith to Farmee. Notwithstanding the implementation of an alternative way to convey the interest contemplated herein to Farmee, the Parties upon mutual agreement  shall continue to endeavor for a period of nine additional months from the date of implementation of the alternative way to obtain the Approval of the Government.  If such Approval is obtained within this period, the Parties shall cancel whatever alternative way of transferring the economic interest to the Farmee had been implemented and shall thereupon immediately carry out the original assignments of interest contemplated by this Agreement.

3.5

Loan Arrangements

Recognizing that Farmor must commence work obligations under the Licenses before such time as the Approval is obtained or alternative arrangements for transferring the interest are reached, TomCo agrees to provide a loan to Avenue in the amount of $500,000 to be used to satisfy various obligations under the License.   This loan shall bear interest at the rate of 2% per annum and shall be due on a date no later than three months from Closing.  At such time, the loan amount together with interest shall be applied towards Farmee’s financial obligations under this Agreement and the JOA. If Farmee elects pursuant to Paragraph 3.4 neither to accept an interest in the License nor a shareholding in AEI, then the Loan shall be deemed cancelled and Farmor shall have no obligation to repay the loan.

ARTICLE 4
CONSIDERATION

4.1

Earning Obligations

In consideration for receiving the assignment of the Participating Interest hereunder, or the transfer of an equivalent economic interest by an alternative way as contemplated by Paragraph 3.4, Farmee agrees to perform or cause to be performed the following obligations:

A.

TomCo shall transfer to Avenue a Security Deposit in the amount of $75,000 which shall be applied against the financial obligations described in Article 4.1(C) below. It is acknowledged that TomCo has fulfilled this obligation.

B.

TomCo shall assume one hundred percent (100%) of the expenditure of the first $3,500,000 of the costs associated with implementing the Three Year Work Program required by the Heletz License or b) the costs associated with implementing the Three Year Work Program required by the License, a description of which is attached hereto and made a part hereof as Exhibit C., whichever is greater. It is understood that the expenditure includes only expenditure incurred by the operator in accordance with the work program (excluding Farmee’s own internal G & A expenditures) and that there shall be a cap of $4,500,000 in the event that the minimum work program is not completed by the expenditure of $3,500,000.   Upon total expenditure of $3,500,000 by TomCo and assuming that the minimum work program has been fulfilled, the parties shall bear further expenditures equally, but TomCo shall pay the first $500,000 of expenditures beyond $3,500,000 and Avenue the next $500,000 thereafter.   Upon the cumulative expenditure of $4,500,000,and assuming the minimum work program has been fulfilled,  the Parties shall thereafter pay their proportionate participating interest share of all future expenditures in conformity with the JOA.

C.

On the Closing Date, TomCo shall pay to Avenue the sum of $1,000,000 (less the Security Deposit) and an additional equivalent of $500,000 in ordinary TomCo shares as quoted on the AIM market in London (with restricted sale conditions) Each share shall be valued at the average middle market price of the shares for the seven days prior to the Closing Date.

D.

TomCo shall pay its proportionate share, in this case fifty percent (50%) of all costs already incurred by Avenue in connection with the Heletz and if applicable, the Iris License, including but not limited to all bona fide costs related to the use of production equipment,  installation costs and lease fees. A definitive list of these costs and of the facilities is attached hereto and made a part hereof as Exhibit G.

E.

TomCo shall if requested by the Government provide proof of its ability to fund its obligations under the License and its proportionate share of a $100,000 Plugging and Abandonment bond.

4.2

License Conversion Bonuses

In addition to those amounts to be paid or obligations to be fulfilled by Luton, Luton shall pay the following license conversion bonuses to Avenue:

A.

If at any time during the life of the Heletz or Iris License, the Israel Petroleum Commission agrees to convert either License to a Production Lease, then Luton shall pay Avenue within ninety (90) days following such determination, the cash sum of $1,500,000.

B.

If at any time it is determined that the Block contains petroleum reserves greater than ten (10) million barrels of proven producing (“PDP”) proven developed non producing (“PDNP”) or proven undeveloped (“PUD”) oil reserves as confirmed by an internationally recognized United States or United Kingdom based reservoir engineering firm, Luton shall pay to Avenue within ninety (90) days following such determination, the cash

sum of $5,000,000. The definitions of PUD, PDP and PDNP reserves shall be as recognized by the Society of Petroleum Engineers.   Those engineering firms set out in Exhibit I hereof shall be deemed approved by the Parties.  Any other firm may be deemed acceptable to the parties if mutually agreed in writing at the time.

4.3

Payment Terms and Certain Remedies

All payments called for by this Agreement shall be made by wire transfer to Avenue’s account pursuant to the wiring instructions attached hereto as Exhibit J.  In the event that Farmee fails to make any payments as required in this Article, or otherwise fails to fully perform any of its obligations set forth in this Article and has not remedied such breach of its obligations within 45 days of receipt of written notice from Farmor then the following shall apply:

A.

It is the intent of this Agreement that Farmee will spend at least $3,500,000 or such sum as necessary to fulfill the minimum obligations of the Heletz and Iris License subject to a cap of $4,500,000  to earn a full fifty percent (50%) interest in the Heletz License and a full twenty five percent (25%) interest in the Iris License but that if Farmee has expended at least $2,000,000 within the required terms of the License and in accordance with cash calls made by the Operator it will earn at least a minimum twenty five percent (25%) interest in the Heletz License and a minimum twelve and a half percent (12.5%) interest in the Iris License. If Farmee should spend in excess of $2,750,000 but not the full $3,500,000, it shall earn 37.5% and 18.75% respectively.

B.

If Farmee shall have expended anything less than $2,000,000 and has indicated that it will not expend anything further or otherwise cured this breach within 45 days of notice by the Operator, then Farmee shall earn no interest whatsoever in the Licenses.

C.

These provisions shall not affect the normal rights of the parties to make non consent elections under the terms of the JOA and if work obligations under the License remain to be fulfilled, the interest of the Farmee in the JOA shall be adjusted accordingly to the interest it has earned under this Farmout Agreement and it shall be deemed to be a non consenting party under the JOA for all future operations.

ARTICLE 5
OBLIGATIONS UNDER LICENSE AND JOA

Acceptance of Prior Terms

Farmee hereby ratifies, confirms and accepts the terms of the Licenses, the JOA’s, The Lapidoth-Heletz Iris License (formerly known as the Lapidoth Heletz Luxi license) joint venture agreement and the Lapidoth Services Agreement. Farmee agrees to abide by the terms of such agreements to the extent of the terms of this Agreement and its Participating Interest.

ARTICLE 6
UNDERTAKING OF THE PARTIES

6.1

Farmor Obligations

During the Interim Period, Farmor shall comply with the following:

A.

Material Developments. Farmor shall promptly notify Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by Farmor with respect to the Licenses  or the respective JOA, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the License  or the JOA, (c) any material damage, destruction or loss to major assets under the Licenses or the respective JOA, or (d) any event or condition between the date of this Agreement and the Approval Date that (i) would have a material adverse effect on the business, operations, financial condition or results of operations under the Licenses or the respective JOA, taken as a whole, or (ii) would render impossible Farmee’s right to the Assignment.

6.2

Mutual Obligations

During the Interim Period the Farmee and Farmor shall comply with each of the following undertakings:

A.

Each Party, as applicable, agrees to use commercially reasonable efforts to satisfy, in an expeditious manner, the conditions precedent to the Assignment set forth in Article 4.

B.

The Parties shall not take any action nor fail to take any action prior to the Closing Date that would result in a breach of any of its representations and warranties under this Agreement.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1

Farmor’s Representations and Warranties

Except as otherwise disclosed on the attached schedules, Farmor makes the following representations and warranties to Farmee as of the date of this Agreement:

A.

Farmor's Rights. Farmor holds the rights to a 100% undivided Participating Interest in the Heletz License and a 50% undivided interest in the Iris License free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favor of the Government according to the terms of the License and applicable Laws and in respect of both Licenses certain overriding royalty interests aggregating 7% in total to be paid to two unrelated parties. The Licenses are in full force and effect and no notice of default, termination, or breach under the License has been received by Farmor. The Licenses are in good standing and all payments and guarantees to the Government required by the License have been made. The Licenses together with applicable Laws contains the entirety of the obligation of Farmor to the Government, and no other understanding or agreement exists between Farmor and the Government in relation to the subject matter of the Licenses except as otherwise disclosed under this Agreement.

B.

Documents. Farmor has provided Farmee with complete and correct copies of the Licenses and all material correspondence relating to the Licenses or the Blocks with the Government or Lapidoth.  Where Farmor has provided any translation of a Document, Farmor has done so as a courtesy to the Farmee and Farmor makes no representation or warranty as to the accuracy of the translation.

C.

Claims and Litigation. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or to Farmor's knowledge threatened in connection with the License which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

D.

Oil and Gas Presence. Farmor makes no warranties or guarantees of any kind whatsoever as to the presence of oil and/or gas, if any, in the lands covered by this Agreement and Farmee hereby assumes all risks associated with same.

E.

Material disclosure. All information disclosed by Farmor to Farmee was when disclosed and will at Closing be true and accurate to the best of Farmor’s knowledge  and there is no fact not disclosed which would if disclosed render such information misleading.

F.

AEI.  AEI has no assets or liabilities whatsoever save for its participating interests in the Licenses as recited above

7.2

Farmee’s Representations and Warranties

Except as otherwise disclosed in the attached schedules, Farmee to the best of its knowledge, makes the following representations and warranties to Farmor as of the date hereof :

A.

Claims and Litigation. There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Farmee’s knowledge, threatened, against Farmee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

B.

Financing. Farmee has or will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill all of its obligations under Article 4.1 as and when they arise.

7.3         Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the date hereof:

A.

Corporate Authority. Each Party is duly organized and validly existing under the laws of the state or country where it is organized.  To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the obligations of the License. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms...

B.

Other Representations and Warranties. Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:

(a)

violate any applicable Laws/Regulations, judgment, decree or award;

(b)

contravene the organization documents of a Party; or

(c)

result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any License or agreement executed by a Party hereto.

7.4    Disclaimer of Other Representations and Warranties

A.

Except for the representations and warranties provided in this article, Farmor and Farmee make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this agreement.

B.

Farmee has access to technical capability, personnel and resources to review the technical data provided by Avenue and to review the Work Program requirements associated with the License.

ARTICLE 8

AREA OF MUTUAL INTEREST

An Area of Mutual Interest (“AMI”) will be created which will encompass the Blocks and an area of two miles surrounding the Blocks.  Each of the parties agree that while it is participating with the other in either of the Licenses, it will not engage in any other oil and gas license(s) on its own or with third parties in the AMI without offering to the other the opportunity to acquire a participating interest in the new license equivalent to its interest at the time in this Agreement..

ARTICLE 9
TAXATION

9.1

Tax Obligations

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all License obligations under the License and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

9.2

Joint Levy

If interpretation or enforcement of the License by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

9.3

United States Tax Election

(A)

If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article.  Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)

No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

9.4

Withholding Tax

Should it be necessary in accordance with Israeli tax law, the Farmor shall provide a certificate of the Israeli Tax Authority of exemption from withholding tax before each payment is effected failing which the Farmee shall withhold tax at the rate of 25% of each payment and remit same to the Israeli Tax Authority as required under Israeli law.  If payment is made by the Farmee without deduction and withholding tax is subsequently assessed on such payment by the Israeli Tax Authority, the Farmor and the Farmee shall endeavour to seek Treaty protection for the payment but if such protection is unavailable shall be jointly responsible for any tax, interest or penalty assessed.

ARTICLE 10
CONFIDENTIALITY AND NON-CIRCUMVENTION

10.1

Except as otherwise provided in the License and the JOA, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the License and for a period of five (5) years thereafter. Notwithstanding the foregoing, confidential information other than raw technical data obtained by the parties and pertaining to the license area, may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

(1)

to an Affiliate provided the Affiliate is bound to the provisions of this Article 9 and the Party disclosing is responsible for the violation of an Affiliate;

(2)

to a governmental agency or other entity when required by the License;

(3)

to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)

to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys' work for such Party and such attorneys are bound by an obligation of confidentiality;

(5)

to Licensors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such Licensor’s or consultant’s work for such Party;

(6)

to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);

(7)

to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)

to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that  such Party shall comply with the requirements of Article 14.10 hereunder;

(9)

to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

(10)

to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

(11)

to the other parties to the License and JOA and the Government solely to the extent as may be required [in connection with the Preferential Rights] to satisfy the Conditions Precedent.

10.2

Disclosure as pursuant to Articles 9.1(5), (6), (7) and (11) shall not be made   unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 9.1(5), (6), (7), and (11), whichever is applicable, with respect to the disclosing Party

10.3

The Parties agree to keep confidential the names of any contacts introduced or revealed to the other party, and that their firm, company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees, or consultants will not contact, deal with, negotiate or participate in any transactions with any of the contacts without first entering a written agreement with the Party who provided such contact unless that Party gives prior written permission. Such confidentiality will include any names, addresses, telephone, telex, facsimile numbers, and/or other pertinent information disclosed or revealed to either Party. The Parties agree not to disclose, reveal or make use of any information during discussion or observation regarding methods, concepts, ideas, product/services, or proposed new products or services, nor to do business with any of the revealed contacts without the written consent of the introducing party or parties.

ARTICLE 11

ASSIGNMENTS

11.1

Farmee during the period of time in which it has not yet fulfilled its minimum earning obligations hereunder,  agrees not to assign, sell, transfer, or sub-lease this Agreement or any of its rights or obligations hereunder, in whole or in part (collectively “assign”), without first securing the written consent of the Farmor.   The assignment shall be subject during this period to the Farmor’s right of first refusal as provided in Paragraph 11.2 below.  If Farmor elects not to exercise this right, its approval of Farmee’s proposed assignment shall not be unreasonably withheld.  If Farmor perceives in its reasonable opinion that the new party lacks the financial credibility to honour its obligations under the License or Licenses it may withhold its approval to the assignment.  During this same period, Farmor may freely assign any part of its rights under the License or Licenses provided that in Farmee’s reasonable opinion such assignee shall have the financial credibility to honour its obligations under the License or Licenses.  Further, during this period it is understood that the Farmee shall not have the right of first refusal to acquire any part of any interest Farmor desires to assign.  After this period, Farmee’s right to assign shall be on the same terms as that of Farmor.

11.2

During the period in which Farmee has not yet fulfilled its minimum earning obligations, Farmor shall have the first right to acquire any interest Farmee proposes to be assigned on the same terms as the proposed new assignee.  Thereafter both parties shall have the same first rights of acquisition with respect to any proposed assignment by the other.

11.3

Neither Article 11.1 or 11.2 shall apply to an assignment by way of security to a bank or financial institution providing funding in good faith to one or more of the parties.

ARTICLE 12

NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party.  Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Avenue Group, Inc. and Avenue Energy Israel

 405 Lexington Ave, 26th Floor

New York, New York 10174

Attention: Mendel Mochkin

Facsimile: +1.646.706.7258

Email: avenuegroup@gmail.com

Telephone: +1 212.812.2174

With a copy to:

Norman J. Singer Esq.

885 S Garfield St

Denver, CO  8020

Facsimile: +1 303 698 0044

Email: nsinger@aol.com

Telephone: +1 303 744 6550

TomCo Energy, PLC

Attention: Stephen A. Komlosy

34 Grosvenor Gardens

London, SW1W ODH, United Kingdom

Facsimile: +44 207 808 484 7

Email: Stephen@komlosy.com

Telephone: +44 207 808 4867

With a copy to:

Rex Newman

Wallace LLP

1 Portland Place

London, W1B1PN  United Kingdom

Facsimile:  020 7636 4422

Email:        rex.newman@wallace.co.uk

Telephone:  020 7636 4422

ARTICLE 13
LAW AND DISPUTE RESOLUTION

10.1

Governing Law

The law of the State of Israel shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties.

10.2

Dispute Resolution

Except as may be otherwise agreed in the JOA, any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably within a period of 45  days, shall be resolved by three arbitrators in accordance with the Arbitration Rules of the Forum Code of Procedure of the National Arbitration Forum. In any such arbitration proceeding there shall be only one arbitrator if the claim in question involves a controversy with a value of $250,000 or less and in such case the arbitrator shall be a lawyer who has practiced law for at least 20 years.  In such matters involving a value in excess of $250,000 there shall be three arbitrators with at least one being a lawyer who has practiced for at least 20 years.  In such case, each Party shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators have been appointed.  If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the National Arbitration Forum shall appoint the remainder of the three arbitrators not yet appointed. The place of arbitration shall be in the city of Tel Aviv, Israel.   The proceedings shall be in the English  language.  The resulting arbitral award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction thereof.  A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.  Any monetary award issued by the arbitrator shall be payable in 45 days.  It is expressly agreed that the arbitrator shall have no authority to award special, indirect, consequential, exemplary or punitive damages.

ARTICLE 14
FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For purposes of this Section, "Force Majeure" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, terrorism, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

ARTICLE 14
GENERAL PROVISIONS

14.1

Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2

Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14.3

Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

14.4

Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

14.5

Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

14.6

Modifications

There shall be no modification of this Agreement except by written consent of all Parties.

14.7

Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the License, this Agreement shall prevail unless such would be in violation of the Laws of  Israel or the terms of the License.

14.8

Interpretation

A.

Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

B.

Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

C.

Gender. Reference to any gender includes a reference to all other genders.

D.

Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.

E.

Include. "include" and "including" shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

14.9

Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

14.10

Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required.  Such opinion shall be delivered to the other Parties prior to any such public announcement.

14.11

Entirety

With respect to the subject matter contained herein, this Agreement together with the Loan Agreement to be entered into and the restricted sales agreement for consideration shares (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

AVENUE GROUP INC and

AVENUE ENERGY ISRAEL LTD

_/s/ Mendel Mockin_________________________

By Mendel Mockin,

Executive vice President  - Avenue Group Inc

Executive Director – Avenue Energy Israel LTD.

TOMCO ENERGY PLC

_/s/ Stephen Komlosy__________________________

By: Stephen Komlosy

Title: Chairman